Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-139978 and 333-137562) and related prospectuses of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P., of our reports dated February 25, 2008, with respect to the consolidated financial statements of Williams Partners L.P., effectiveness of internal control over financial reporting of Williams Partners L.P., the balance sheet of Williams Partners GP LLC, and the consolidated financial statements of Discovery Producer Services LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

Tulsa, Oklahoma
February 25, 2008